                                             newsrelease
CTS CORPORATION     Elkhart, Indiana 46514 (574) 293-7511

October 24, 2006

FOR RELEASE: Immediately

CTS ANNOUNCES THIRD QUARTER 2006 RESULTS
Third Quarter Sales Increased 11% Year-Over-Year

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced third quarter 2006 revenues of $165.7 million, an 11% increase over the third quarter of 2005. Diluted earnings per share were $0.15, which included a charge of approximately $0.02 per share for the previously announced consolidation of the Berne, Indiana operation and the further impairment of an idle facility lease. In the comparable period last year, third quarter 2005 diluted earnings per share were $0.16.

The third quarter revenue increase from the prior year was driven by a 13% increase in EMS business segment sales, mainly in the defense, communications and medical markets. Components and Sensors segment sales increased 8% primarily from increased automotive component demand and higher sales into infrastructure applications. Partially offsetting the sales increases were reductions in component sales for handset applications and the fourth quarter 2005 divestiture of the Low Temperature Co-fired Ceramic (LTCC) product line.

“Despite a challenging quarter from an operational perspective, relating to problems with a new automotive product launch, year-over-year sales trends remain positive, reflecting continued success with our growth initiatives. During the third quarter, we won two additional platforms for our accelerator pedal module and continued the strong pace of design wins for electronic components in infrastructure applications,” said Donald Schwanz, CTS Chairman and Chief Executive Officer.

Based on the nine-months results and the outlook for the balance of the year, we are maintaining our prior full-year 2006 guidance of 6% - 8% in sales growth over 2005. Additionally, we are revising our earnings per share guidance down from a range of $0.75 to $0.80 to a range of $0.74 to $0.77, excluding $0.08 per share for full-year restructuring and related charges.

Capital expenditures of $5.3 million were 3.2% of sales in the third quarter of 2006. The full year capital expenditures are expected to be in the range of $16 - $19 million. Free cash flow of $5.8 million was generated in the third quarter 2006 compared to a negative $1.5 million in the same period last year.

The Berne consolidation was completed in the third quarter of 2006, on schedule and slightly under budget.

SEGMENT INFORMATION
(Dollars in millions)

	Third Quarter 2006		Third Quarter 2005		Second Quarter 2006
		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$64.9	$5.6	$60.1	$7.1	$71.7	$8.0
Electronics Manufacturing Services (EMS)	100.8	3.3	89.1	2.1	94.2	2.5
Segment Operating Earnings		8.9		9.2		10.5
Expenses not allocated to business segments:
- Restructuring and related charges		(0.7)				(1.4)
Total	$165.7	$8.2	$149.2	$9.2	$165.9	$9.1

Components & Sensors: Components and sensors sales increased $4.7 million, or 8%, over the third quarter of 2005 primarily on the strength of automotive component demand and electronic component sales for infrastructure applications. As noted earlier, sales increases were partially reduced by lower component sales for mobile handset applications and LTCC product sales. Segment operating earnings decreased $1.5 million primarily due to lower gross margins from problems with a new automotive product launch. This resulted in lower production yields and higher overtime, rework and re-design costs. While we have made substantial progress in resolving this issue, we do expect some unfavorable impact to continue in the fourth quarter. In addition, commodity price increases, unfavorable currency impact and Czech Republic start-up costs affected the third quarter adversely. This was partially offset by the favorable impact of higher volumes and the gain on sale of fixed assets.

Components and sensors sales decreased $6.8 million or 10% from the second quarter of 2006 primarily reflecting normal seasonal declines in automotive markets due to scheduled OEM factory shutdowns. Segment operating earnings decreased $2.4 million from the second quarter primarily from the impact of lower volumes and higher automotive launch-related costs, partially offset by the gain on sale of fixed assets and lower operating expenses.

EMS: EMS sales increased $11.7 million or 13% from the third quarter of 2005 driven primarily by increased sales in the defense, communications and medical markets partially reduced by lower sales in the computer market. Segment operating earnings increased $1.2 million primarily on higher volumes and improved product mix partially offset by unfavorable currency impacts.

Compared to the second quarter of 2006, EMS segment sales increased $6.6 million or 7% primarily from improved sales in the medical, industrial and defense markets. Segment operating earnings increased $0.8 million primarily on higher volumes.
# # # #
Conference Call
As previously announced, the Company has scheduled a conference call on Wednesday, October 25, 2006 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-230-1092 (612-288-0318, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on October 25, 2006, through 11:59 p.m. EDT on November 1, 2006. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 843762. There will also be a live audio webcast of the conference call, which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements. For more detailed information on the risks and uncertainties associated with CTS’ business, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact: Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 1,		October 2,	October 1,		October 2,
	2006		2005	2006		2005

Net sales	$165,676		$149,210	$482,094		$462,886

Costs and expenses:
Cost of goods sold	136,830		120,224	387,194		373,393
Selling, general and administrative expenses	17,725		16,159	55,168		51,773
Research and development expenses	3,775		3,976	11,937		13,330
Gain on sale of assets	(1,332)	(1)	(353)	(2,114)	(1)	(806)
Restructuring charge	486		-	3,368		-

Operating earnings	8,192		9,204	26,541		25,196

Other expenses (income):
Interest expense	803		1,254	2,948		4,553
Other	(430)		(272)	(815)		(787)
Total other expenses	373		982	2,133		3,766

Earnings before income taxes	7,819		8,222	24,408		21,430

Income tax expense	1,907		1,892	5,955		7,771	(2)

Net earnings	$5,912		$6,330	$18,453		$13,659

Net earnings per share:
Basic	$0.16		$0.17	$0.51		$0.37

Diluted	$0.15		$0.16	$0.48		$0.35	(2)

Cash dividends declared per share	$0.03		$0.03	$0.09		$0.09

Average common shares outstanding:
Basic	35,861		36,284	35,841		36,434

Diluted	40,266		41,013	40,215		41,072

(1) The 2006 gain on sale of assets includes $0.7 million pre-tax, or $0.6 million after-tax and $0.01 per diluted share, relating to the sale / leaseback of the Albuquerque building.

(2) Income tax expense and diluted earnings per share in 2005 include a net impact of $2.8 million and $0.07 per diluted share, respectively, consisting of $4.5 million of expense relating to the repatriation of foreign cash to the United States under the provisions of the American
Jobs Creation Act of 2004 and a $1.7 million benefit relating to the reversal of income tax reserve due to the successful resolution of tax issues in certain foreign jurisdictions.

CTS Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS- UNAUDITED
(In thousands of dollars)

	October 1,	December 31,
	2006	2005 (1)

Cash and cash equivalents	$29,723	$12,029
Accounts receivable, net	101,747	91,265
Inventories, net	67,229	60,564
Other current assets	21,212	16,816
Total current assets	219,911	180,674

Property, plant & equipment, net	96,292	109,676
Other assets	245,282	243,586

Total Assets	$561,485	$533,936

Notes payable and current portion
of long-term debt	$9,634	$13,463
Accounts payable	75,641	67,196
Other accrued liabilities	46,319	39,274
Total current liabilities	131,594	119,933

Long-term debt	60,645	68,293
Other obligations	19,398	16,139
Shareholders' equity	349,848	329,571

Total Liabilities and
Shareholders' Equity	$561,485	$533,936

(1) The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION

The following table reconciles projected earnings per share, diluted to adjusted projected earnings per share, diluted for the Company:
	Projected
	Twelve Months Ended
	December 31,
	2006

Earnings per share, diluted	$0.66 - $ 0.69
Tax affected charges to reported diluted earnings per share:
Restructuring and related charges	0.08

Adjusted earnings per share, diluted	$0.74 - $ 0.77

Projected adjusted earnings per share, diluted is a non-GAAP financial measure. The most directly comparable GAAP financial measure is projected earnings per share, diluted.
CTS calculates full year projected adjusted earnings per share, diluted to exclude the per share impact of restructuring and related charges. We exclude the impact of this item because it is a discrete event which has a significant impact on comparable GAAP financial measures and could distort an evaluation of our normal operating performance. CTS used adjusted earnings per share, diluted measures to evaluate overall performance, establish plans and perform strategic analysis. Using adjusted earnings per share, diluted measures avoids distortion in the evaluation of operating results by eliminating the impact of events which are not related to normal operating performance. Because adjusted earnings per share, diluted measures are based on the exclusion of specific items, they may not be comparable to measures used by other companies which have similar titles. CTS'
management compensates for this limitation when performing peer comparisons by evaluating both GAAP and non-GAAP financial measures reported by peer companies. CTS believes that adjusted earnings per share, diluted measures are useful to its management, investors and stakeholders in that they:

- provide a truer measure of CTS' operating performance,
- reflect the results used by management in making decisions about the business, and
- help review and project CTS' performance over time.

We recommend that investors consider both actual and projected adjusted earnings per share, diluted measures in evaluating the performance of CTS with peer companies.

Segment Operating Earnings

Segment operating earnings is a non-GAAP financial measure outside the context of the FAS No. 131 required reconciliation in the notes to the company's financial statements. The most comparable GAAP term is operating earnings. Segment operating earnings always excludes the effects of charges for restructuring and related or similar expenses when they are incurred by the Company. Segment operating earnings exclude interest expense, and other non-operating income and income taxes according to how a particular segment is measured. CTS' management provides the segment operating earnings measure to provide consistency between segment information in its earnings release and the business segment discussion in the notes to its financial statements.

Free Cash Flow
The following table summarizes free cash flow for the Company:
	Quarter Ended
	October 1,	October 2,
	2006	2005
	(In thousands of dollars)

Net cash provided by operations	$11,063	$5,146
Capital expenditures	(5,260)	(6,638)

Free cash flow	$5,803	$(1,492)

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations less capital expenditures. The most directly comparable GAAP measure is net cash provided by operations. CTS' management uses free cash flow to evaluate financial performance and in strategic planning, specifically, for investing and financing decisions. CTS' management believes free cash flow is a useful measure because it reflects the performance of its overall operations more accurately than net cash provided by operations and because it provides investors with the same results that management used as the basis for making decisions about the business. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements which are not deducted in the calculation of free cash flow. CTS' management takes these limitations into account when using free cash flow to make investing and financing decisions.